WARRANT

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”). THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR UNLESS SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

PARAGON SEMITECH USA, INC.

COMMON STOCK WARRANT

No. ___	September 2, 2008

PARAGON SEMITECH USA, INC., a Delaware corporation (the “Company”), hereby certifies that ________________, and its permissible transferees, designees, successors and assigns (collectively, the “Holder”), for value received, is entitled to purchase from the Company at any time commencing on the date hereof (the “Effective Date”), and terminating on September 1, 2011 (the “Termination Date”) _______________  (_______________) shares (each, a “Share” and collectively the “Shares”) of the Company’s common stock, $.001 par value per Share (the “Common Stock”), at an exercise price of $0.125 per Share (the “Exercise Price”). The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof. Unless otherwise defined herein capitalized terms shall have the respective meanings ascribed to them in the Securities Purchase Agreement dated as of September 2, 2008 by and between the Company and The China Hand Fund I, LLC (the “Securities Purchase Agreement”).

1. Exercise of Warrant. The purchase right represented by this Common Stock Warrant (this "Warrant") is exercisable, in whole or in part, at any time and from time to time from and after the Effective Date through and including the Termination Date. Upon presentation and surrender of this Warrant, accompanied by a completed Election to Purchase in the form attached hereto as Exhibit A (the “Election to Purchase”) duly executed, at the principal office of the Company currently located at 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, NJ 08816 (or such other office or agency of the Company as the Company may designate to the Holder) together with a check payable to, or wire transfer to, the Company in the amount of the Exercise Price multiplied by the number of Shares being purchased, the Company or the Company’s transfer agent, as the case may be, shall within three (3) business days deliver to the Holder hereof a certificate or certificates representing fully paid and non-assessable Common Stock which in the aggregate represent the number of Shares being purchased. The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder. All or less than all of the purchase rights represented by this Warrant may be exercised and, in case of the exercise of less than all, the Company, upon surrender hereof, will at the Company’s expense deliver to the Holder a new warrant entitling said Holder to purchase the number of Shares represented by this Warrant which have not been exercised. This Warrant may only be exercised to the extent the Company has a sufficient number of Shares of Common Stock available for issuance at the time of any exercise.

2. Warrant.

(a) Exchange of Warrant. At any time prior to the exercise hereof, this Warrant may be exchanged upon presentation and surrender to the Company, alone or with other warrants of like tenor of different denominations registered in the name of the same Holder, for another warrant or warrants of like tenor in the name of such Holder exercisable for the aggregate number of Shares as the warrant or warrants surrendered.

(b) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant of like tenor.

(c) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant shall be promptly canceled by the Company. The Holder shall pay all taxes and all other expenses (including legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 2.

(d) Warrant Register. The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant (the “Warrant Register”), in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

3. Rights and Obligations of Holder of this Warrant. The Holder of this Warrant shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of this Warrant, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant, together with a duly executed Election to Purchase, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such Common Stock certificate.

4. Adjustments.

(a) Stock Dividends, Reclassifications, Recapitalizations, Etc. If after the Effective Date at any time this Warrant is outstanding and the term of this Warrant has not expired, the Company: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of Common Stock, (ii) subdivides (including by way of stock split) its outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

(b) Cash Dividends and Other Distributions. In the event that at any time or from time to time the Company shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case, (w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 4(a), (y) any rights, options, warrants or securities described in Section 4(b) and (z) any cash dividends or other cash distributions from current or retained earnings), then the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be such Current Market Value (as defined in Section 4(h)) per share of Common Stock on the record date for such dividend or distribution, and the denominator of which shall be such Current Market Value per share of Common Stock on the record date for such dividend or distribution less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holder upon request) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights; and the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution. No adjustment shall be made pursuant to this Section 4(b) which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of this Warrant or increasing the Exercise Price.

(c) Dilutive Issuances. From and after the Effective Date until 5:00 PM New York City time on the second anniversary of the Effective Date (after which no adjustment in the Exercise Price or number of shares of Common Stock pursuant this Section 4(c) shall be made), except for (i) Exempt Issuances (as defined below),  (ii) issuances covered by Sections 4(a) hereof or (iii) an issuance of Common Stock upon exercise or conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 4, as to all of which this Section 4(c) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues warrants, options, convertible debt or equity securities with an exercise price per share or conversion price which is less than the Conversion Price then in effect the Exercise Price in effect from and after the date of such transaction shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the Exercise Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.

(d) “Exempt Issuances” shall mean the issuance of (a) shares of Common Stock or options to employees, officers, directors of and consultants (other than consultants whose services relate to the raising of funds) of the Company or its subsidiaries pursuant to any stock or option plan that was or may be adopted by the Board of Directors, (b) securities on the exercise or conversion of the Series A Preferred Stock (as defined in the Securities Purchase Agreement) or the Warrants, (c) securities on the exercise or conversion of any other options, warrants or convertible securities which are outstanding before the date of issuance of the Series A Preferred Stock, (d) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions which are approved by the Board of Directors and (e) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities, provided such underwritten public offering has been approved in advance by the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

(e) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(f) Notice of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 4, the Company shall promptly mail to each holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(g) Notices of Other Events. If (i) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (ii) the approval of any stockholders of the Company shall be required in connection with any action, including without limitation, reclassification of the Common or any Fundamental Transaction (as such term is hereinafter defined), (iii) the Company shall authorize the dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be mailed to the holders at their last addresses as they shall appear upon the stock records of the Company, at least 30 days prior to the applicable record or effective date, a notice stating (x) the date on which a record is to be taken for the purpose of such redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice, provide such corporate action is otherwise valid.

(h) Current Market Value.“Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934 and/or traded on a national securities exchange, quotation system or bulletin board, as amended (the “Exchange Act”), (a) the value of the security, determined in good faith by the Board of Directors and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an affiliate of the Company or between any two such Persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an independent financial expert or an agreed upon financial valuation model or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, inter-dealer quotation system or on the over the counter Bulletin Board or Pink Sheets, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock is traded during the period commencing twenty (20) days before such date and ending on the date one day prior to such date.

(i) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each share that would have been issuable upon such exercise absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been the holder of one share of Common Stock, immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph. Notwithstanding the foregoing, in the event that the agreement relating to a Fundamental Transaction is approved by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, then the holders of this Warrant shall have only the rights set forth in such agreement.

(j) Liquidation.  In the event of the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, upon surrender of their Warrant, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant, as if the Warrant had been exercised immediately prior to such event, less the Exercise Price.

5. Fractional Shares. In lieu of issuance of a fractional share upon any exercise hereunder, the Company will pay the cash value of that fractional share, calculated on the basis of the Exercise Price.

6. Legends. Prior to issuance of the shares of Common Stock underlying this Warrant, all such certificates representing such shares shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the Securities Act, and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant.

7. Call Rights. The Company shall have the right to call the exercise of all, or the remaining portion of this Warrant outstanding and unexercised at the Exercise Price (or the adjusted Exercise Price pursuant to Section 4 of this Warrant) in the event (i) the Volume Weighted Average Price (“VWAP”) of the Common Stock equals or exceeds Four Dollars and Seventy Six Cents ($0.25) per share during any twenty (20) consecutive trading days and (ii) all Shares for which this Warrant is exercisable are registered for resale by the Holder (the “Call Conditions”). For the purposes of this Warrant, the VWAP shall be the volume weighted average price reported by Bloomberg for the Common Stock. In the event the Call Conditions are satisfied and the Company desires to exercise its call rights under this section the Company shall deliver a notice to each registered Holder of the Warrants setting for the number of Warrants held and the dollar amount due to exercise the Warrants (the “Call Notice”). Each Holder shall have thirty (30) calendar days from the receipt of the Call Notice to exercise the unexercised portion of the Warrants (the “Call Period”). Upon the expiration of the Call Period, any unexercised Warrant shall automatically expire.

8. Disposition of Warrants or Shares. The Holder of this Warrant, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, it shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

9. Merger or Consolidation. The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

10.  Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the addresses set forth below:

If to the Company:

Paragon Semitech USA, Inc.
558 Lime Rock Road
Lakeville, Connecticut 06039
Facsimile: 646-649-9454

If to the Holder, to the address of the Holder as set forth in the records of the Company.

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. The Company or the Holder may change its address or facsimile number for notices and other communications hereunder by notice to the other.

11. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

12. Successors and Assigns. This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13. Headings. The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

14. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

15. Modification and Waiver. This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

16. Specific Enforcement. The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

17. Assignment. This Warrant may be transferred or assigned, in whole or in part, at any time and from time to time by the then Holder by submitting this Warrant to the Company together with a duly executed assignment in the form attached hereto as Exhibit B (the “Form of Transfer”), as annexed hereto as Exhibit B and, upon the Company’s receipt thereof, and in any event, within three (3) business days thereafter, the Company shall issue a warrant to the Holder to evidence that portion of this Warrant, if any as shall not have been so transferred or assigned.

(signature page immediately follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

PARAGON SEMITECH USA, INC.

Date: September 2, 2008	By:
Name:
Title:

Exhibit A

FORM OF ELECTION TO PURCHASE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: Paragon Semitech USA, Inc.:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase ______________ shares of Common Stock (“Common Stock”), $.01 par value, of Paragon Semitech USA, Inc.and encloses the warrant and $____ for each Warrant Share being purchased or an aggregate of $________________ in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)

(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a new Warrant evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)

(By:)

(Name:)

(Title:)
Signature must conform in all respects to name of Warrant Holder as specified on the face of the Warrant

Exhibit B

FORM OF TRANSFER

FOR VALUE RECEIVED, _________________ hereby sells, assigns and transfers unto __________________ the right to purchase _________ shares of Warrant evidenced by the within Warrant together with all rights therein, and does irrevocably constitute and appoint ___________________ attorney to transfer that part (or whole) of the said Warrant on the books of the within named corporation.

Dated:	Name of Warrant Holder:

(Print)

(By:)

(Name:)

(Title:)

Signature must conform in all respects to name of Warrant Holder as specified on the face of the Warrant

FOR USE BY THE ISSUER ONLY:

This Warrant No. -___ canceled (or transferred or exchanged) this _____ day of ___________, _____, _______shares of Common Stock issued therefor in the name of _______________, Warrant No. _____ issued for ____ shares of Common Stock in the name of _______________.